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                                                                  EXHIBIT 12


               Anheuser-Busch Companies, Inc. and Subsidiaries


               Consolidated Ratio of Earnings to Fixed Charges



     The following table sets forth the company's ratio of earnings to fixed charges, on a consolidated basis for the periods indicated (in millions):

----------------------------------------------------------------------------------------------------------------------------------
                                               First Six Months                         Year Ended December 31,
                                                Ended June 30,
                                         --------------------------  -------------------------------------------------------------

                                              2005          2004        2004         2003         2002         2001        2000
                                         --------------------------  -------------------------------------------------------------
Earnings
--------

Consolidated pretax income                  $1,380.3      $1,680.8    $2,999.4     $2,824.3     $2,623.6     $2,377.6    $2,179.9

Dividends received from equity
  investees                                    210.0         179.0       179.0        169.2         46.7         25.8        23.9

Net interest capitalized                         3.4           2.7         7.7          3.3         10.8          1.0        (5.6)

Fixed charges                                  253.6         228.7       471.1        442.6        406.8        402.8       385.1
                                         --------------------------  -------------------------------------------------------------

  Adjusted earnings                         $1,847.3      $2,091.2    $3,657.2     $3,439.4     $3,087.9     $2,807.2    $2,583.3
                                         ==========================  =============================================================


Fixed Charges
-------------

Interest expense                              $230.7        $207.6      $426.9       $401.5       $368.7       $361.2      $348.2

Interest portion of rent expense(1)             20.3          18.4        38.9         36.3         34.1         37.9        33.2

Amortization of deferred debt
   issuance costs                                2.6           2.7         5.3          4.8          4.0          3.7         3.7
                                         --------------------------  -------------------------------------------------------------

  Total fixed charges                         $253.6        $228.7      $471.1       $442.6       $406.8       $402.8      $385.1
                                         ==========================  =============================================================


Ratio of Earnings to Fixed Charges              7.3X          9.1X        7.8X         7.8X         7.6X         7.0X        6.7X
---------------------------------------- ==========================  =============================================================


(1)   The interest portion of rent expense is calculated as one-third of total rents paid.
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